YP.NET REPORTS APPROXIMATELY 152% INCREASE IN REVENUE, 166% INCREASE IN OPERATING INCOME AND 200% INCREASE IN NET INCOME

Mesa, Arizona - (Business Wire)
February 11, 2004

YP.NET, Inc.(TM), (OTCBB: YPNT) a leading provider of nationwide Internet Yellow Pages and related services reported its financial results for the three months ended December 31, 2003. Net Revenue for the three months ended December 31, 2003 was $13,866,967 compared to $5,505,890 for the comparable period ended December 31, 2002, an increase of approximately 152%. The increase in revenue is principally the result of an increase in the number of our Internet Advertising Package(TM) ("IAP") customers. The Company had approximately 283,064 IAP customers at December 31, 2003 compared to approximately 168,980 IAP customers at December 31, 2002, an increase of approximately 68%. The increase in IAP customers is due to the continued success of our marketing program. YP.Net utilizes direct mailings as its primary marketing program and the sale of IAPs generates its principal revenue.

Operating income for the three months ended December 31, 2003 was $4,707,449 compared to $1,771,860 in the comparable period in fiscal 2002, an increase of approximately 166%. Operating margins improved to 34% from 32%. Income before income taxes for the three months ended December 31, 2003 was $5,053,360 compared to $1,821,486 in the comparable period in 2002, an increase of approximately 177%. Pre-tax margins increased to 36% in the fiscal 2003 period from 33% in the fiscal 2002 period. The increased operating and pre-tax margins are the result of additional IAP customers and the leveraging of certain fixed costs relating to acquiring and servicing these customers.

Net profits for the three months ended December 31, 2003 were $3,284,685, or $0.07 per share, compared to net profits of $1,092,892, or $0.02 per share in the comparable period in 2002 or an increase of approximately 200%. Net margins were 24% for the three months ended December 31, 2003 versus 20% for the fiscal 2002 period. The increase in net margin is the result of the additional IAP customers and the leveraging of certain fixed costs relating to acquiring and servicing these customers compared to the prior year period.


Angelo Tullo, YP.Net's CEO commented, "We have once again been able to achieve this superior financial performance because of the consolidated efforts of everyone on our management team. We are seeing strong growth for fiscal 2004. Internet usage, and specifically Internet yellow page usage, has grown tremendously this last year. This growth is forecasted to continue. Our business plan is very successful. With the advancements we're making on our web site, in customer service and our national branding efforts, we are well on our way to achieving another year of outstanding growth. As far as the future is concerned, we will continue to strive for 100% customer satisfaction for our advertisers, as well as becoming the online Yellow Pages of choice for Internet users nationwide."

ABOUT  YP.NET,  INC.
YP.Net Inc., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of December 31, 2003, YP.Net, Inc. has 283,064 IAP advertisers.


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YP.Net  also  provides  an  array of other Internet services that complement its
Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP.Net is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers. YP.Net, Inc. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.

This press release includes statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to the Company's (i) anticipation of continued strong growth;
(ii) the anticipated strong growth of Internet usage and, specifically, Internet yellow page usage; (iii) the expectation that the Company is well-positioned to outshine its past performance; and (iv) the Company's expectation of continued efforts in the area of customer satisfaction. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP.Net and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect the Company's results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation the Company's failure to attract or obtain new Internet Advertising Package customers, to realize the desired results of its marketing and solicitation efforts or the failure to launch its branding campaign.

Other factors that may affect forward-looking statements and the Company's business generally include but are not limited to: (i) the success of existing competitors and the introduction of new competitors in the market; (ii) the impact of existing or new regulation on the Company's marketing and solicitation efforts; (iii) risk factors and cautionary statements made in the Company's Annual Report on Form 10-KSB for the period ended September 30, 2003; and (iv) other factors that YP.Net is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP.Net does not undertake and specifically declines any obligation to update any forward-looking statements.


Public Relations contact:

YP.Net, Inc.
David Iannini
Chief Financial Officer
YP.Net, Inc.
480-654-9646  x1258
Fax  480-654-9747


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